EXHIBIT 99.1

Sutron Reports First Quarter Operating Results

May 11, 2011, Sterling, VA...Sutron Corporation (NASDAQ: STRN), a leading provider of hydrological, meteorological and oceanic monitoring products, systems and services, announced today its financial results for the three months ended March 31, 2011.

Summary

Net income for the first quarter ended March 31, 2011 was down 10 percent to $301,577 or $.07 per share as compared to net income of $333,743 or $.07 per share in the first quarter in 2010.    Revenues for the first quarter ended March 31, 2011 were flat at $4,880,619 as compared to $4,899,840 in the first quarter of 2010.

Gross profit for the first quarter of 2011 as a percentage of revenues was 38 percent as compared to 39 percent for the same quarter a year ago due to increased project costs.  Operating expenses for the first quarter of 2011 were $1,394,174, a decrease of 1 percent compared to operating expenses of $1,405,753 for the same quarter a year ago.

For the quarter ended March 31, 2011, customer orders or bookings totaled $3,479,000 as compared to bookings of $4,278,000 in the first quarter of 2010. The backlog of customer orders at March 31, 2011 was $10,346,000 as compared to $11,286,000 at March 31, 2010.

Outlook

“Despite operating during a period of economic turmoil, we can report continued profitability for 29 consecutive quarters”, said Raul McQuivey, Sutron’s Chairman and Chief Executive Officer. “We also continue to strengthen our balance sheet.  As of March 31, 2011, we are pleased to report cash of approximately $10,073,000, working capital of $17,482,032 and no long-term debt.  During the first quarter of 2011, we hired several new systems engineers.  Additional staff was needed to help meet the demands of delivering our systems backlog and to make systems engineers more available to engage customers and pursue sales opportunities.  During the first quarter, we delivered our new 8310 datalogger. We are currently developing other new products that we believe will strengthen our competitive position and expand our growth.  We expect these products to be released late in 2011.  We anticipate using our cash to make strategic acquisitions that will complement our business and add to our growth.  We are also focused on growth through increasing our strategic alliances.  We continue to aggressively market our products and services world-wide.  We continue to be optimistic in regards to both our domestic and international business.”

About Sutron Corporation

Sutron Corporation, headquartered in Sterling, Virginia, is a project driven business.  Our quarterly results may fluctuate substantially based upon large contract awards that are difficult to project in terms of timing and may be delayed due to the differing time frames in securing government approvals.  We provide hydrological, meteorological and oceanic real-time data collection products, systems, software and services to a diversified customer base of federal, state, local and foreign governments, engineering companies, universities and hydropower companies.  Over 50,000 Sutron stations have been installed worldwide.  We manufacture our dataloggers, satellite transmitters and sensors.  Our product and systems are designed to offer commonality of components and uniform interfaces in order to build modular, open, distributed systems that provide excellent performance regardless of the number of sensors or field stations.

Safe Harbor Statement

The statements in this press release that relate to future plans, events or performance are “forward-looking statements” within the meaning of the Private Securities Litigation Act of 1995.  Forward-looking statements include without limitation any statements regarding our expected future financial position, results of operations, cash flows, financing plans, business strategy, products and services, competitive positions, growth opportunities, plans and objectives of management for future operations, as well as statements that include words such as "anticipate," "if," "believe," "plan," "estimate," "expect," "intend," "may," “should” and other similar expressions are forward-looking statements.  All forward-looking statements involve risks, uncertainties and contingencies which may cause actual results, performance, or achievements to differ materially from anticipated results, performance, or achievements.  We are under no obligation to update or alter our forward-looking statements, whether as a result of new information, future events or otherwise.

SUTRON CORPORATION FINANCIAL SUMMARY

FINANCIAL SUMMARY

	(Unaudited)
	For the Three Months
	Ended March 31,
HIGHLIGHTS OF OPERATING RESULTS	2011	2010

Revenues	$4,880,619	$4,899,840
Cost of sales	3,031,993	2,988,329
Gross profit	1,848,626	1,911,511
Operating expenses	1,394,174	1,405,753
Operating income	454,452	505,758
Interest and other income	18,125	12,985
Income before income taxes	472,577	518,743
Income tax expense (benefit)	171,000	185,000
Net income	$301,577	$333,743
PER SHARE AMOUNTS:
Basic income per share	$0.07	$0.07
Diluted income per share	$0.06	$0.07

Balance Sheets

	(Unaudited)	(Audited)
	March 31,	December 31,
	2011	2010

ASSETS
Current Assets:
Cash and cash equivalents	$9,048,976	$9,627,961
Restricted cash and cash equivalents	1,024,146	796,189
Accounts receivable, net	5,668,126	5,380,975
Inventory	3,415,878	3,758,702
Prepaid items and other assets	455,638	560,460
Deferred income taxes	508,000	477,000
Total Current Assets	20,120,764	20,601,287

Property and Equipment, Net	1,637,357	1,706,971
Other Assets
Goodwill	570,150	570,150
Other Assets	105,609	108,769
Total Assets	$22,433,880	$22,987,177

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$721,801	$1,119,684
Accrued payroll	93,180	490,197
Other accrued expenses	1,575,937	1,543,086
Billings in excess of costs and estimated earnings	247,814	361,699
Total Current Liabilities	2,638,732	3,514,666
Long-Term Liabilities
Deferred rent	1,199,613	1,234,385
Deferred income taxes	114,000	99,000
Total Long-term Liabilities	1,313,613	1,333,385
Total Liabilities	3,952,345	4,848,051
Stockholders’ Equity
Common stock	45,787	45,757
Additional paid-in capital	3,766,900	3,732,184
Retained earnings	14,711,454	14,409,877
Accumulated other comprehensive loss	(42,606)	(48,692)
Total Stockholders’ Equity	18,481,535	18,139,126
Total Liabilities and Stockholders’ Equity	$22,433,880	$22,987,177